Exhibit No. 6.4.1

Amendment to Software and Services License Agreement

This Amendment to Software and Services License Agreement (this “Amendment”), dated as of March ___, 2020 (the “Amendment Date”), is by and between the licensee set forth on the signature page hereto (“Licensee”) and North Capital Investment Technology, Inc. (“NCIT”). Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Agreement (as defined below).

Recitals

A. Licensee and NCIT are party to that certain Software and Services License Agreement, dated as of December 28, 2018 (the “Agreement”).

B. The parties desire to modify and amend the Agreement, as set forth in this Amendment.

Amendment

Now, therefore, the parties agree as follows:

1. Amendments.

(a) Section 8.2 of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and inserting the following in lieu thereof:

“Licensor may increase Fees by providing written notice to Licensee at least 60 calendar days prior to the effective date of the Fee increase, and Schedule B will be deemed amended accordingly; provided that for any public offering, Licensor shall not receive any Fee under Schedule B of this Agreement in excess of $100,000 in the aggregate in connection with each such public offering; provided further that the fees payable under this Agreement, plus the other relevant fees attributable to any public offering, shall be capped at an aggregate amount not to exceed as permitted by applicable FINRA rules.”

(b) Schedule B of the Agreement is hereby amended by inserting the following to the end of Schedule B of the Agreement:

“*For any public offering, Licensor shall not receive any Fee under Schedule B of this Agreement in excess of $100,000 in the aggregate in connection with each such public offering.

**The fees payable under this Agreement, plus the other relevant fees attributable to any public offering, shall be capped at an aggregate amount not to exceed as permitted by applicable FINRA rules.”

2. Miscellaneous.

(a) The parties hereby ratify and affirm each of the terms and provisions of the Agreement, as amended by this Amendment, which shall remain in full force and effect.

(b) This Amendment constitutes the entire amendment to the Agreement and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement or any rights or claims thereunder.

(c) In the event of a conflict between any provisions of the Agreement and any provisions of this Amendment, such provision of this Amendment shall control.

(d) The Agreement, as amended by this Amendment, comprises the full and complete agreement of the parties with respect to the transactions contemplated by the Agreement and supersedes and cancels all prior communications, understandings and agreements between the parties, whether written or oral, expressed or implied.

(e) This Amendment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of California, without regard to conflict of laws principles and shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof. The dispute resolution provisions of the Agreement are incorporated herein by reference.

(f) This Amendment may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute the same document. A signed copy of this Amendment by facsimile, email or other means of electronic transmission or signature is deeded to have the same legal effect as delivery of an original signed copy of this Amendment.

In witness whereof, the parties have caused this Amendment to be executed effective as of the Amendment Date.

LICENSEE: Concreit Corporation		NORTH CAPITAL INVESTMENT TECHNOLOGY, INC.

By:		By:
Name:	Sean Hsieh	Name:	James P. Dowd
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer
Date:		Date:

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